EXHIBIT 10.33

AMERICAN EXPRESS COMPANY

2003 SHARE EQUIVALENT UNIT PLAN FOR DIRECTORS

(As amended and restated effective November 20, 2012)

Section 1. Effective Date

The effective date of this Plan is April 28, 2003, except as otherwise provided herein.

Section 2. Eligibility

Any Director of American Express Company (the “Company”) who is not a current or former officer or employee of the Company or a subsidiary thereof is eligible to participate in this 2003 Share Equivalent Unit Plan for Directors (this “Plan”).

Section 3. Administration

The Nominating and Governance Committee of the Board of Directors (the “Committee”) shall administer this Plan. The Committee shall have all the powers necessary to administer this Plan, including the right to interpret the provisions of this Plan and to establish rules and prescribe any forms for the administration of this Plan.

Section 4. SEU Accounts

The Committee shall, on an annual basis, determine, in its discretion, either a number or a value of Share Equivalent Units (“SEUs”) to be credited to a book-entry account established for each non-employee Director under this Plan upon his or her election or reelection to the Board of Directors of the Company at the Annual Meeting of the Company’s Shareholders held in such year, provided that the number of SEUs to be credited must be the same for each such non-employee Director for such year. If the Committee specifies the value of SEUs to be awarded, the number of SEUs to be awarded shall be equal to the specified value divided by the average of the average market price of the Company’s common stock, par value $0.20 per share (“the Common Shares”), as reported on the New York Stock Exchange Composite Transactions Tape for the fifteen (15) trading days immediately preceding the date of the Annual Meeting of the Company’s Shareholders. At certain times the Company may be temporarily precluded from crediting Directors’ accounts as a result of the application of securities or other laws. In such instance, the Committee will credit the accounts as soon as feasible thereafter, but no later than December 31st of the applicable year.

Section 5. Dividend Equivalents

On any dividend payment date for the Common Shares, dividend equivalents in the form of additional SEUs will be credited to the Director’s account equal to (i) the per share cash dividend, multiplied by (ii) the number of SEUs credited to such Director’s account prior to the payment of dividends on such payment date, divided by (iii) the average market price of the Common Shares on the payment date. At certain times the Company may be temporarily precluded from crediting Directors’ accounts as a result of the application of securities or other laws. In such instance, the Committee will credit the accounts as soon as feasible thereafter, but no later than December 31st of the year in which the dividend is paid.

Section 6. Stock Splits

In the event of any change in the outstanding Common Shares of the Company by reasons of any stock split, stock dividend, split up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to the shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of SEUs credited to a Director’s account shall be automatically adjusted on the same basis so that the proportionate interest of the Director under this Plan shall be maintained as before the occurrence of such event.

Section 7. Valuing Units Payable to Directors

On any date on which SEUs are payable to a Director (other than in the case of SEUs paid in respect of the payment of dividends), the SEUs will be valued for payment by multiplying the applicable number of units by the average of the average market price of a Common Share as reported on the New York Stock Exchange Composite Transactions Tape for the fifteen (15) trading days immediately preceding the date of payment.

For purposes of Section 4 and this Section 7, the average market price on any valuation date under this Plan shall be the average of the highest and lowest sales prices of the stock as reported on the New York Stock Exchange Composite Transactions Tape.

Section 8. Form of Distribution of Account Balance

Upon a Director’s separation from service, the time and form of distribution under his or her election in effect under the Company’s Deferred Compensation Plan for Directors (the “DCP”) on such date shall govern the distribution of the Director’s SEU account under this Plan. In the absence of a valid election under the DCP, a Director will be deemed to have elected to receive the SEUs that have accumulated in the Director’s account in a lump sum upon such Director’s separation from service. All distributions will be paid in cash.

Section 9. Death Prior to Receipt

In the event that a Director dies prior to receipt of any or all of the amounts payable to him or her pursuant to this Plan, any amounts that are then credited to the Director’s SEU account shall be paid to the legal representatives of the Director’s estate in a lump sum within ninety (90) days following the date of the Director’s death, or such later date permitted by Section 409A.

Section 10. Director’s Rights Unsecured

The right of any Director to receive future payments under the provisions of this Plan shall be an unsecured, contractual claim against the general assets of the Company. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any segregation of assets the payment of any amounts under this Plan.

Participants may not sell, transfer, assign, pledge, levy, attach, encumber or alienate any amounts payable under this Plan.

Section 11. Statement of Account

A statement of account will be sent to each Director not later than sixty (60) days after the close of each calendar quarter, which will confirm the Director’s SEU account balance as of the end of the preceding quarter.

Section 12. Amendment

This Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board of Directors may not adopt any amendment that would (a) materially and adversely affect any right of or benefit to any Director with respect to any SEUs theretofore credited without such Director’s written consent, or (b) result in a violation of Section 409A. Any amendment to this Plan that would cause a violation of Section 409A shall be null and void and of no effect.

Section 13. Termination

This Plan shall terminate upon the adoption of a resolution of the Board of Directors terminating this Plan.

The termination of this Plan shall not affect the distribution of the SEU accounts maintained under this Plan, and the balances of such accounts shall continue to become due and payable in accordance with the provisions of this Plan in effect immediately prior to the termination of this Plan and each Director’s election; provided, however, if the Board of Directors so chooses, the payment of account balances may be accelerated upon the termination of this Plan to the extent permissible under and in accordance with Section 1.409A-3(j)(4)(xi) of the treasury regulations.

Section 14. Section 409A

This Plan and the benefits provided thereunder are intended to comply with the requirements of Section 409A, and this Plan shall be administered and interpreted consistent with such intention and the America Express Section 409A Compliance Policy.

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